EXHIBIT 99.6

MAGNUS INTERNATIONAL RESOURCES INC – UGANDA EXPLORATION UPDATE

Las Vegas, Nevada – December 14, 2006 – Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to provide a progress update at the 261 km2 Lugazi property in south central Uganda. Recent surveys have identified two newly discovered gold-in-soil anomalous areas on the property.

Through the acquisition of African Mineral Fields, Magnus is acquiring an exclusive option to 100% interests in four gold projects in Uganda.

Results from a reconnaissance soil sampling survey indicate the existence of a 3 km long gold-in-soil anomaly. This anomaly, which varies in width from 300 – 700 metres, follows a north-east direction sub-parallel to the regional stratigraphy. A second newly discovered anomaly was detected 4 km to the east.

Magnus’ CEO, Graham Taylor, commented, “We are highly encouraged by these new results at the Lugazi property identifying two new potential gold zones. Lugazi is one of four large gold exploration concessions that Magnus is acquiring through the acquisition of newly-established subsidiary, African Mineral Fields. We are now receiving results from the fourth quarter exploration programs and will continue to provide updates on all four properties as we receive these lab results and interpret them. In the near-term, we will be carrying out further exploration activities to guide us in delineating a number of drilling targets for the 2007 field season.”

A partial analytical method, Terra Leach, was used to assay the soil samples in an area of deep tropical weathering comprising a laterite and swamp terrain.  The anomalism along four lines is defined by gold values greater than 3ppb against a background of 0.4ppb.  Peak gold values reach 35.6ppb. The anomaly is open to both the western and eastern parts, and on this basis, an infill sampling program has commenced.  This infill sampling is designed to test the lateral extent of anomalism and to define the anomaly across more closely spaced lines. In addition, the new anomaly 4 km to the east will be tested for lateral continuity. The aim is to use anomalous soils to define drill targets for the second quarter of 2007.

The Lugazi project area is situated within a north-east trending elongate belt of Precambrian meta-sediments and intercalated mafic volcanics and intrusions. The sediments are part of the Buganda – Toro system comprising shales, phyllites, schists, quartzites and conglomerates. The mafic to ultramafic rocks form small lenticular intrusions within the license area, but increase in size and proportion towards the northeast area of the belt.  This Lugazi belt is sandwiched between large bodies of granitoid gneisses suggesting an important link between fluid from these granites and structural controls within the sedimentary belt. The project is located in an area of poor rock exposure and is underlain by Tertiary laterites and duracrust capping on higher topographies.

Historical Exploration at Lugazi

The German geological mission carried out regional sampling in the area between 1970 and 1973 and located anomalous Ni, Co and Cu values in streams draining the ultramafic intrusions. Reconnaissance regional sampling over the last two years has confirmed the elevated base metal values associated with platinum anomalies. However, more importantly, the early stage surveys identified two newly discovered gold soil anomalies.

 About Magnus International Resources, Inc.

Magnus International Resources, Inc. specializes in identifying, acquiring and developing precious and base metal properties. Magnus’ objective is to develop a balanced global portfolio of early-to-advanced stage projects. Magnus is currently focused on gold projects in China and Africa. Magnus retains a 90 percent interest in two Sino-foreign joint venture exploration projects, Huidong and Mangshi. The Huidong property is on trend with Southwestern Resources’ Boka project.

Through the acquisition of newly-established subsidiary, African Mineral Fields, Magnus is acquiring an exclusive option to acquire 100% interests in four gold projects in Uganda. An update on the fourth quarter progress at the Ugandan projects is expected to be released in the near-term.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China and certain African countries. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.